Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Adams Resources & Energy, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Adams Resources & Energy, Inc. of our reports dated March 12, 2018, with respect to the consolidated balance sheet of Adams Resources & Energy, Inc. an subsidiaries as of December 31, 2017, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Adams Resources & Energy, Inc.

/s/ KPMG LLP

Houston, Texas
May 14, 2018